Exhibit 99.1

NEWS RELEASE

DADE BEHRING INC. 1717 Deerfield Road	Tel: +1 (847) 267-5300 Fax: +1 (847) 267-1699
P.O. Box 778
Deerfield, IL 60015-0778

FOR IMMEDIATE RELEASE

Contact:                                                   Nancy Krejsa (847) 267-5483

DADE BEHRING REPORTS STRONG FINANCIAL PERFORMANCE

FOR THE FOURTH QUARTER AND FULL YEAR, 2005

EPS Growth of 46 Percent for the Quarter and 55 Percent for the Full Year

Deerfield, IL (February 14, 2006) – Dade Behring Holdings, Inc. (NASDAQ: DADE) today reported net income of $34 million or diluted earnings per share of $0.38 for the quarter ended December 31, 2005, an increase of 43 percent and 46 percent, respectively, over the same period last year, reflecting solid business momentum and improving profitability. Worldwide fourth quarter revenue of $421 million increased slightly over the fourth quarter of 2004 and grew 3.6 percent on a constant currency(1) basis. Net income for the full year increased 56 percent to $125 million on revenue growth of 6.3 percent, and revenue reached approximately $1.7 billion, establishing yet another record year for the company in terms of reported earnings and revenue. Full year revenue increased 5.9 percent on a constant currency basis.

“Our consistently strong performance comes directly from the successful execution of our targeted business strategy and the excellent service and practical innovation we provide our customers in the clinical laboratory,” said Jim Reid-Anderson, Dade Behring’s Chairman, President and CEO. “We are especially pleased with the record-level gains in our installed base of instruments at customer facilities, a key indicator of market share growth.”

The company’s installed base of instruments grew to 38,100 during the fourth quarter, an increase of 2.7 percent since September 30, 2005, and 8.7 percent or 3,000 instruments for the year. Revenue growth relative to installed base growth reflects the trend of a declining percentage of instruments being placed under sales-type leases.

Cash flow from operations, after investing activities, was $50 million for the quarter, and was negatively impacted by a $10 million reduction in non-U.S. factored receivables. Cash flow was favorably impacted by strong working capital management.

“We have effectively managed our operations, and the fundamentals of our business continue to be solid,” said John Duffey, Dade Behring’s Chief Financial Officer. “In addition, we have established key processes with the goal to further generate strong profitability and cash flow for our shareholders.”

Key Highlights

Worldwide core product revenue increased 3.6 percent and 6.6 percent for the quarter and full year, respectively, on a constant currency basis, driven primarily by strong reagent, service and operating lease revenue.

Revenue in the United States grew 2.5 percent in the fourth quarter and 6.9 percent for the full year, and was negatively impacted by the lower level of instruments placed under sales-type leases. Revenue outside of the United States grew 4.5 percent and 5.0 percent for the quarter and full year, respectively, on a constant currency basis. Fourth quarter global instrument revenue, which was 11 percent of total sales, declined by approximately two percentage points from the same period last year. Sales-type lease revenue represented 4 percent of total sales in 2005.

Key revenue drivers for the quarter included strong global growth in Dimension® test volume and continued strength in the company’s cardiac, hemostasis and microbiology product lines. Core product reagent, service, and operating lease revenue increased 6.0 percent for the quarter.

In 2005, the company invested an incremental $7.5 million in research and development to help fuel future revenue growth.  The company has a number of new products across all product segments that it expects to launch in 2006.

During the fourth quarter, the company repurchased $63 million of its common shares at an average price of $39.26 per share, and paid its third cash dividend of $0.03 per common share.

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Cash earnings per share(2) was $0.35 and $1.70 for the fourth quarter and full year, respectively. The full year cash earnings per share includes a second-quarter $0.26 per share payment to redeem the company’s pre-existing 11.9 percent senior subordinated debt.

As announced earlier today, the company’s board of directors has authorized the company to purchase an incremental 5 million shares of common stock under the company’s share repurchase plan. As of December 31, 2005, the company had purchased 3.0 million of the 5.0 million shares authorized for repurchase in April, 2005. In addition, the company announced today that its board of directors increased the quarterly cash dividend from $0.03 to $0.05 per common share beginning with the first quarter, 2006, payout.

Fourth Quarter 2005 Announcements

During the fourth quarter, the company announced the launch of the homocysteine cardiac marker for use on its BN™ II and BN ProSpec® systems. This test is used to determine if a patient is at high risk of a heart attack or stroke, and has been well received by customers.

The company also announced the signing of an important three-year agreement with Novation, a health care contracting services company that serves the purchasing needs of more than 2,500 members and affiliates of VHA Inc. and the University HealthSystem Consortium, for Dade Behring’s MicroScan® microbiology instruments and test panels.

Also during the fourth quarter, the company announced the opening of its new distribution center in Duisburg, Germany, a facility that services customers in over 40 countries.

In addition, the company announced it had been awarded Treasury and Risk Management magazine’s annual Alexander Hamilton Gold Award for excellence in financial risk management.

This press release may contain “Forward Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include information

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regarding the intent, belief, or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the company’s business, perspective, performance, opportunities and regulatory approval.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company.

With 2005 revenue of nearly $1.7 billion, Dade Behring is the world’s largest company dedicated solely to clinical diagnostics. It offers a wide range of products, systems and services designed to meet the day-to-day needs of labs, delivering innovative solutions to customers and enhancing the quality of life for patients. Additional company information is available on the internet at www.dadebehring.com.

(1) “Constant currency” is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

(2) “Cash earnings per share” is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s 2002 restructuring.

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Dade Behring Holdings, Inc.

Revenue By Product Line

and Region (unaudited)

(Dollars in millions)

	Quarter Ended December 31,
			% Change
				On a Constant
	2005	2004	Reported	Currency Basis *
Product Line
Core Products
Core Chemistry	$270.6	$273.7	-1.1%	1.7%
Hemostasis	77.0	74.0	4.1%	8.5%
Microbiology	43.8	41.8	4.8%	8.1%
Infectious Disease Diagnostics	21.1	22.0	-4.1%	1.8%
Total Core Products	412.5	411.5	0.2%	3.6%
Mature Products/Other	8.3	8.5	-2.4%	3.2%
Total	$420.8	$420.0	0.2%	3.6%

Region
United States	$199.1	$194.2	2.5%	2.5%
Non-U.S.	221.7	225.8	-1.8%	4.5%
Total	$420.8	$420.0	0.2%	3.6%

	Year Ended December 31,
			% Change
				On a Constant
	2005	2004	Reported	Currency Basis *
Product Line
Core Products
Core Chemistry	$1,074.8	$1,005.6	6.9%	6.4%
Hemostasis	298.7	276.7	8.0%	7.5%
Microbiology	164.8	152.5	8.1%	8.2%
Infectious Disease Diagnostics	86.4	84.0	2.9%	2.0%
Total Core Products	1,624.7	1,518.8	7.0%	6.6%
Mature Products/Other	33.4	41.0	-18.5%	-19.4%
Total	$1,658.1	$1,559.8	6.3%	5.9%

Region
United States	$766.3	$716.9	6.9%	6.9%
Non-U.S.	891.8	842.9	5.8%	5.0%
Total	$1,658.1	$1,559.8	6.3%	5.9%

*      “Constant currency” is not a U.S. GAAP defined measure.  The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year.  “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.

Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
(Dollars in millions, except share-related data)	2005	2004

Assets

Current assets:
Cash and cash equivalents	$34.6	$30.0
Accounts receivable, net	315.7	318.1
Inventories	165.0	168.8
Prepaid expenses and other current assets	24.5	15.4
Deferred income taxes	54.2	7.5
Total current assets	594.0	539.8

Property, plant and equipment, net	429.5	446.3
Deferred income taxes	199.3	16.0
Identifiable intangible assets, net	356.9	396.8
Goodwill	187.8	466.0
Other assets	33.1	39.5
Total assets	$1,800.6	$1,904.4

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$5.5	$8.6
Accounts payable	75.4	81.5
Accrued liabilities	248.8	274.9
Total current liabilities	329.7	365.0

Long-term debt	386.0	433.6
Deferred income taxes	16.6	102.1
Other liabilities	159.9	158.5
Total liabilities	892.2	1,059.2

Commitments and contingencies

Common stock: $.01 par value; 150,000,000 and 130,000,000 shares authorized at December 31, 2005 and December 31, 2004, respectively; 88,029,061 and 87,388,998 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	0.9	0.9
Additional paid-in capital	708.8	732.5
Unearned stock-based compensation	(3.6)	(8.1)
Retained earnings	196.3	79.4
Accumulated other comprehensive income	6.0	40.5
Total shareholders’ equity	908.4	845.2
Total liabilities and shareholders’ equity	$1,800.6	$1,904.4

Dade Behring Holdings, Inc.

Consolidated Statements of Operations (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(Dollars in millions, except per share data)	2005	2004	2005	2004

Net sales	$420.8	$420.0	$1,658.1	$1,559.8
Cost of goods sold	190.4	192.1	741.3	704.8
Gross profit	230.4	227.9	916.8	855.0

Operating costs and expenses:
Marketing and administrative expenses	136.0	142.3	548.6	529.2
Research and development expenses	38.0	37.8	141.5	134.0
Income from operations	56.4	47.8	226.7	191.8

Other income (expense):
Interest expense	(7.6)	(14.3)	(43.5)	(64.0)
Interest income	1.0	0.4	4.3	2.4
Foreign exchange gain (loss)	2.2	1.7	1.3	(2.5)
Loss on redemption/purchase of senior subordinated notes	—	(0.7)	(24.0)	(5.0)
Other	0.6	(1.5)	(0.1)	(2.3)
Income before income tax expense	52.6	33.4	164.7	120.4
Income tax expense	18.3	9.4	39.8	40.5
Net income	$34.3	$24.0	$124.9	$79.9

Basic shares outstanding	88.4 million	87.0 million	88.5 million	85.6 million
Diluted shares outstanding	91.3 million	92.0 million	91.9 million	91.0 million

Basic earnings per common share	$0.39	$0.27	$1.41	$0.93
Diluted earnings per common share	$0.38	$0.26	$1.36	$0.88

Operating Cash Flow to Cash Earnings reconciliation:
Operating Cash Flow	$101.0	$93.2	$294.0	$249.8
Net changes in balance sheet items not in earnings; loss on disposal of fixed assets	(29.1)	(28.7)	(1.4)	(10.7)
Capital expenditures and investment in licensing agreements	(51.0)	(43.4)	(153.0)	(132.1)
Income tax expense	18.3	9.4	39.8	40.5
Cash paid during the period for taxes	(7.5)	(3.5)	(23.3)	(12.3)
Cash Earnings (*)	$31.7	$27.0	$156.1	$135.2

Net income to Cash Earnings reconciliation:
Net income	$34.3	$24.0	$124.9	$79.9
Depreciation and amortization (including amortization of debt issuance costs)	36.5	39.3	163.0	152.8
Capital expenditures and investment in licensing agreements	(51.0)	(43.4)	(153.0)	(132.1)
Stock-based compensation expense	1.1	1.2	4.7	6.4
Income tax expense	18.3	9.4	39.8	40.5
Cash paid during the period for taxes	(7.5)	(3.5)	(23.3)	(12.3)
Cash Earnings (*)	$31.7	$27.0	$156.1	$135.2

(*)   “Cash earnings” is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s 2002 restructuring.

Dade Behring Holdings, Inc.

Consolidated Statements of Cash Flows (unaudited)

	Year Ended	Year Ended
(Dollars in millions)	December 31, 2005	December 31, 2004

Operating Activities:
Net income	$124.9	$79.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	163.0	152.8
Net loss on disposal of fixed assets	3.6	4.5
Stock-based compensation expense	4.7	6.4
Payments from restructuring reserves	—	(0.4)
Deferred income taxes	23.2	27.8
Changes in balance sheet items	(25.4)	(21.2)
Net cash flow provided by operating activities	294.0	249.8

Investing Activities:
Capital expenditures	(149.0)	(131.8)
Investment in licensing agreements	(4.0)	(0.3)
Net cash flow utilized for investing activities	(153.0)	(132.1)

Financing Activities:
Net (repayments) borrowings related to short-term debt	(2.3)	3.0
Repayments of borrowings under former bank credit agreement	(158.3)	(169.9)
Redemption/purchase of senior subordinated notes	(275.0)	(40.3)
Borrowings under new revolving credit facility	701.7	—
Repayments of borrowings under new revolving credit facility	(315.7)	—
Payment of debt issuance costs	(2.7)	(0.3)
Proceeds from exercise of stock options	28.0	30.9
Proceeds from employee stock purchase plan	8.8	8.6
Repurchases of common stock	(111.8)	—
Dividends paid	(8.0)	—
Net cash flow utilized for financing activities	(135.3)	(168.0)

Effect of foreign exchange rates on cash	(1.1)	0.8

Net increase (decrease) in cash and cash equivalents	4.6	(49.5)

Cash and Cash Equivalents:
Beginning of Period	30.0	79.5

End of Period	$34.6	$30.0